EXHIBIT 10.15(b)

                       FIRST AMENDMENT TO
      EOG RESOURCES, INC. CHANGE OF CONTROL SEVERANCE PLAN

     THIS AGREEMENT, by EOG Resources, Inc. (the "Company"),

                           WITNESSETH:

     WHEREAS, the Company maintains the EOG Resources, Inc.
Change of Control Severance Plan (the "Plan");

     WHEREAS, the Company retained the right in Section 8 of the Plan to amend the Plan from time to time;

     WHEREAS, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company separately approved resolutions authorizing the amendment of the Plan; and

     NOW, THEREFORE, the Company agrees that, effective September
10, 2002, Section (d) of the Plan is hereby amended and restated in its entirety to provide as follows:

          (d)  Anything in this Plan to the contrary
     notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a "Payment"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Subject to the provisions of this
     Section 2(d), all determinations required to be made hereunder, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized public accounting firm chosen by the Company (the "Accounting Firm") at the sole expense of the Company, which shall provide detailed supporting calculations both to the Company and the employee within 15 business days of the date of termination of the employee's employment, if applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the employee, the Accounting Firm shall furnish the employee with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant hereto and the employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the employee.

          The employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the employee knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the employee in writing prior to the expiration of such period that it desires to contest such claim, the employee shall:

               (i)  give the Company any information
          reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii)     cooperate with the Company in good
          faith to effectively contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

     provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions hereof the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided that if the Company directs the employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the employee, on an interest-free basis and shall indemnify and hold the employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          If, after the receipt by the employee of an amount advanced by the Company pursuant hereto, the employee becomes entitled to receive any refund with respect to such claim, the employee shall (subject to the Company's complying with the requirements hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the employee of an amount advanced by the Company pursuant hereto, a determination is made that the employee shall not be entitled to any refund with respect to such claim and the Company does not notify the employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     IN WITNESS WHEREOF, the Company has executed this Agreement this 24th day of September 2002.

                                EOG RESOURCES, INC.



                                By: /s/ PATRICIA EDWARDS
                                        Patricia Edwards
                                Title:  Vice President, Human Resources,
                                        Administration and Corporate Secretary